May 15, 2006

Morgan Stanley Balanced Growth Fund
1221 Avenue of the Americas
New York, New York  10020

Ladies and Gentlemen:

         We have acted as counsel for Morgan Stanley Balanced Growth Fund, a
Massachusetts business trust ("Balanced Growth") in connection with the proposed acquisition by Balanced Growth of substantially all of the assets and the assumption of certain stated liabilities of Morgan Stanley Balanced Income Fund, a Massachusetts business trust ("Balanced Income") pursuant to an Agreement and
Plan of Reorganization dated as of February 6, 2006 (the "Balanced Income
Reorganization Agreement") in exchange solely for an equal aggregate value of shares of beneficial interest of Balanced Growth to be distributed thereafter to shareholders of Balanced Income (the "Balanced Income Reorganization") and in
connection with the proposed acquisition by Balanced Growth of substantially all of the assets and the assumption of certain stated liabilities of Morgan Stanley
Income Builder Fund, a Massachusetts business trust ("Income Builder") pursuant to an Agreement and Plan of Reorganization dated as of February 6, 2006 (the
"Income Builder Reorganization Agreement") in exchange solely for an equal aggregate value of shares of beneficial interest of Balanced Growth to be distributed thereafter to shareholders of Income Builder (the "Income Builder
Reorganization"). This opinion is furnished in connection with Balanced Growth's
Registration Statement on Form N-14 under the Securities Act of 1933, as amended
(the "Registration Statement"), relating to the Class A, Class B, Class C and
Class D shares of Balanced Growth, each with a par value of $0.01 per share,
(the "Shares"), to be issued in the Reorganization.

         We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purpose of this opinion. As to matters of Massachusetts law contained in this opinion, we have relied upon the opinion of Dechert LLP, dated
May 15, 2006.

         Based upon the foregoing, we are of the opinion that subsequent to the approval by the shareholders of Balanced Income of the Balanced Income
Reorganization Agreement and the approval by the shareholders of Income Builder of the Income Builder Reorganization Agreement, each set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the
"Proxy Statement and Prospectus"), the Shares, upon issuance in the manner referred to in the Registration Statement, will be legally issued, fully paid and non-assessable (except as set forth under the caption "Capital Stock and
Other Securities" in Balanced Growth's current Statement of Additional
Information).

         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of our name in the Proxy Statement and
Prospectus constituting a part thereof.

                                               Very truly yours,

                                               /s/ Clifford Chance US LLP